UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2023 (August 01, 2023)

Vantage Drilling International

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	333-159299	98-1372204
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Vantage Energy Services, Inc. 777 Post Oak Boulevard Suite 440
Houston, Texas		77056
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (281) 404-4700

(Not applicable)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with a transition in the role of chief financial officer, the Board of Directors (the “Board”) of Vantage Drilling International (the “Company”) has appointed Rafael Blattner as Chief Financial Officer (and principal financial officer), effective as of August 1, 2023. As part of this transition, Douglas E. Stewart, who assumed the responsibilities of Chief Financial Officer in May of 2020, has resigned from the position of Chief Financial Officer as of August 1, 2023, and will continue to serve in his role as the Company’s General Counsel, Chief Compliance Officer and Corporate Secretary.

Mr. Blattner, age 44, has been with the Company since August of 2013, most recently serving as the Company’s Vice President of Corporate Development & MD Managed Rigs Services since June of 2022. Prior to that, Mr. Blattner served in various development, strategy and finance roles with the Company, including as Managing Director – Managed Rigs Services & Corporate Development, and as Director of Corporate Finance & Treasurer. Mr. Blattner earned a Bachelor’s of Science in Economics from the University of Houston, an MBA from the University of Texas at Austin - Red McCombs School of Business and completed the Advanced Management Program at IESE Business School. Mr. Blattner is not a party to any transactions listed in Item 404(a) of Regulation S-K.

In connection with Mr. Blattner’s appointment, the Company and Mr. Blattner entered into a new employment agreement, effective as of August 1, 2023 (the “Employment Agreement”). Pursuant to the Employment Agreement, effective as of August 1, 2023, Mr. Blattner will receive an annual base salary of $375,000 and will have the opportunity to earn an annual bonus based on his and/or the Company’s achievement of certain performance criteria established by the Compensation Committee of the Board, with a target annual bonus opportunity equal to 75% of his annual base salary (the “Target Annual Bonus”). Mr. Blattner will also be eligible to participate in the Company’s Amended and Restated 2016 Management Incentive Plan on terms and conditions that are consistent with those of other senior executives of the Company.

If the Company terminates Mr. Blattner’s employment without “cause” or if Mr. Blattner resigns his employment for “good reason” (as those terms are defined in the Employment Agreement, and in either case, a “Qualifying Termination”), Mr. Blattner will be eligible to receive an amount equal to one times the sum of (i) his annual base salary plus (ii) his Target Annual Bonus, payable in equal installments over a one-year period following the termination date. In the event of an “anticipatory termination” within six months prior to a “change of control” (each as defined in the Employment Agreement) or a Qualifying Termination within two years following a change of control, Mr. Blattner will be eligible to receive an amount equal to one times the sum of (i) his annual base salary plus (ii) his “average bonus amount” (as defined in the Employment Agreement, and which generally means the average of any annual bonuses paid or payable during the three-year period prior to occurrence of the change of control (but no less than his target annual bonus for any such year)). In order to receive any of the severance benefits described above, Mr. Blattner must execute a valid release of claims in favor of the Company. Any severance benefits payable to Mr. Blattner under the Employment Agreement will be subject to offset by any statutory payments or benefits required to be paid to Mr. Blattner pursuant to local law.

Pursuant to the Employment Agreement, Mr. Blattner has agreed to indefinite confidentiality and non-disparagement obligations. The Employment Agreement also provides that Mr. Blattner will not compete with the Company or solicit the Company’s customers or employees, in any case during his employment or for a period of one year thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANTAGE DRILLING INTERNATIONAL

Date:	August 4, 2023	By:	/s/ Douglas E. Stewart
Douglas E. Stewart General Counsel, Chief Compliance Officer and Corporate Secretary